SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment (“Amendment”) to the Employment Agreement by and between NetSol Technologies, Inc. (“Netsol” or the “Company”) and Naeem Ghauri (“Executive”), dated January 1, 2007 (the “Employment Agreement”), and amended effective as of January 1, 2008, is entered into effective January 1, 2010, other than the specific amendments enumerated in the Amendment, all of the terms of the Employment Agreement shall remain in the full force and effect, and shall not be obviated or affected by this Amendment.

In the event of a conflict between the terms of this Amendment and the Employment Agreement, the terms of this Amendment shall govern.  All capitalized terms contained herein are, unless otherwise stated, as defined in the Agreement.

Now therefore, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

Section 1.1 of the Employment Agreement is modified to read:

1.1           The Company hereby enters into this Agreement with Executive, and Executive hereby accepts employment under the terms and conditions set forth in this Agreement for a period of three years thereafter (the “Employment Period”); provided, however, that the Employment Period may be terminated earlier as provided herein.  The Employment Period shall be automatically extended for additional three-year periods unless either party notifies the other in writing six months before the end of the term to elect not to so extend the Employment Period.

Section 3.1 of the Employment Agreement is modified to read:

3.1           The Company shall pay Executive a base salary of Two Hundred Fifty Thousand Dollars ($250,000) per year (the "Base Salary"), payable in accordance with the Company policy.  Such salary shall be pro rated for any partial year of employment on the basis of a 365-day fiscal year.  Executive will be eligible for bonuses from time to time as determined by the Board.

Section 3.8 of the Amendment to the Employment Agreement is modified to read:

3.8           Executive shall be granted 250,000 shares of common stock pursuant to the Company’s 2008 Equity Incentive Plan of which 25% shall vest following each 3 months of service (commencing on January 1, 2010 with initial vesting occurring on March 31, 2010).

Section 3.9 of the Amendment to the Employment Agreement shall be modified to read:

3.9           Pursuant to the power granted to the board to provide bonuses to the Executive in section 3.1 of this Agreement, the compensation committee has authorized the following bonus structure.  The bonus structure contemplates a bonus being awarded on the basis of a benchmark and accelerators.  A bonus of One Hundred Thirty Three Thousand Dollars ($133,000) is payable upon achieving the minimum bonus benchmark of: company-wide revenue of $30,000,000 for the fiscal year 2009-2010; and, earnings per share of $0.05 (the “Minimum Bonus Benchmark”).  An additional bonus may be earned if an “accelerator goal” is achieved.  The bonus is accelerated to a total of Two Hundred Thousand Dollars ($200,000) if revenue of $33,000,000 is attained together with earnings per share of $0.10.

A new Section 3.10 is added to read:

3.10  A car allowance of $2,000 per month shall be granted to cover car expenses.

The Amendment is agreed to on February 8, 2010, and shall become effective as of the date first written above.

Employee

By:	/s/Naeem Ghauri
Naeem Ghauri

NetSol Technologies, Inc.

By:	/s/Boo Ali Siddiqui	By:	/s/Patti L. W. McGlasson
	Boo Ali Siddiqui		Patti L. W. McGlasson
	Chief Financial Officer		Secretary

By:	/s/Mark Caton
Mark Caton
Chairman of Compensation
Committee